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Section:        Financial News

Distribution:   To Business Editor

Headline:       WEST ESSEX BANCORP, INC. REPORTS YEAR-END INCOME AND EARNINGS
                PER SHARE REFLECTING MERGER RELATED EXPENSES AND ANNOUNCES
                SHAREHOLDER APPROVAL OF THE MERGER WITH KEARNY FINANCIAL CORP.

Dateline:       Caldwell, New Jersey, February 14, 2003


Body:

      Leopold W. Montanaro, Chairman, President & CEO of West Essex Bancorp, Inc. (the "Company") (NASDAQ:WEBK), the holding company for West Essex Bank (the "Bank"), today announced net income of $1.5 million or $0.31 per diluted share for the year ended December 31, 2002, as compared to $3.1 million or $0.63 per diluted share for the year ended December 31, 2001, a decrease in net income and net income per diluted share of 51% and 51%, respectively.

      For the three months ended December 31, 2002, the Company had a loss of $503,000 or $(0.103) per diluted share, as compared to net income of $752,000 or $0.155 per diluted share for the three months ended December 31, 2001, a decrease in net income and net income per diluted share of 167% and 166%, respectively.

      Excluding merger related expenses, net (loss) income for the three and twelve months ending December 31, 2002 were $(245,000) and $2.1 million, respectively, and (loss) earnings per diluted share for the three and twelve months ending December 31, 2002 were $(0.05) and $0.43, respectively.

      Commenting on the results for the year and the three months ended December 31, 2002, Montanaro stated, "Earnings decreased primarily due to restructuring costs associated with the September 11, 2002 announcement of the Company's planned merger with Kearny Financial Corp., of Wood-Ridge, New Jersey, and the proposed purchase by Kearny of all the minority shares of West Essex Bancorp at a cash price of $35.10 per share. We are extremely happy with the planned combination of West Essex Bank and the Kearny Financial family. Upon consummation of this transaction, West Essex Bank will become part of a financial institution with assets of approximately $2.0 billion dollars and a network of branches totaling 25 offices serving New Jersey. Montanaro further noted, "The Bank continues to experience excellent asset quality with non-performing assets at 0.27% of tangible assets and loan loss reserves at 129.7% of non-performing assets."




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Shareholder Approval of Pending Merger
--------------------------------------

      Mr. Montanaro also announced that the Company's shareholders overwhelmingly approved the pending merger with Kearny Financial Corp. at a meeting held February 13, 2003. The merger is still subject to regulatory approval.

Results of Operations:
---------------------

      Net interest income for the three months ended December 31, 2002 was $2.721 million, compared to $2.671 million at December 31, 2001. This increase was a result of a 95 basis point reduction in cost of funds to 3.18% from 4.13% for the same quarter last year, partially offset by a 97 basis point reduction in yield on earning assets to 5.57% from 6.54% for the same quarter last year. For the year ended December 31, 2002, net interest income was $11.38 million, compared to $10.68 million for the same period last year. This increase was a result of a 103 basis point reduction in cost of funds to 3.42% from 4.45% in the same period last year, partially offset by a 88 basis point decline in yield on earnings assets to 5.95% from 6.83% in the same period last year. Net interest margins were 2.87% and 3.06%, respectively, for the three months and year ended December 30, 2002, compared to 3.09% and 3.11%, respectively in the same prior year periods.

      Non-interest income for the three months ended December 31, 2002 was $150,000, a decrease from $197,000 in the prior year's period. For the year ended December 31, 2002, non- interest income was $681,000, a decrease from $688,000 in the prior year's period. Non-interest expense for the three months ended December 31, 2002 increased to $3.1 million from $1.7 million in the same prior year's period. For the year ended December 31, 2002, non-interest expense increased to $9.04 million from $6.68 million in the same prior year's period. The increases are primarily related to merger-related costs, compensation, related benefit plans, stock- based benefit plans, legal expenses, and the rising cost of the Company's insurance premiums.

Financial Condition:
-------------------

      Total assets at December 31, 2002 increased 5.9% to $392.6 million as compared to $370.8 million at December 31, 2001. The increase in total assets was primarily funded by a growth in deposits and a leverage strategy used by the Bank. Loans receivable were $138.5 million compared to $165.9 million at December 31, 2001. The decrease in loans is primarily a result of loan repayments exceeding loan originations for the period. Mortgage-backed securities (MBS) were $182.0 million compared to $137.3 million at December 31, 2001. Deposits totaled $255.1 million compared to $240.9 million at December 31, 2001, while borrowed money was $84.3 million compared to $76.9 million at December 31, 2001. Shareholder equity was $51.5 million compared to $50.9 million at December 31, 2001.

      During the quarter ended December 31, 2002, the Company did not repurchase shares of its outstanding common stock under the Company's second repurchase program. There remains 10,734 shares to be repurchased under the Company's second repurchase program.



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      On December 31, 2002, the Company announced the payment of its sixteenth consecutive quarterly cash dividend of fourteen cents ($0.14) for the quarter ended December 31, 2002, payable January 15, 2003 to shareholders of record at December 31, 2002.

      West Essex Bancorp, Inc., through its subsidiary West Essex Bank currently operates 8 full service-banking offices throughout northern New Jersey. Also, visit us at our web site @ www.westessexbank.com.

      Statements contained in the news release, which are not historical facts, are forward-looking statements as that term in defined in the Private Securities Litigation Reform Act of1995. Such forward looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company disclaims any obligation to update any forward-looking statements.



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


                             FINANCIAL HIGHLIGHTS
            (in thousands, except percentages and per share data)


                                        THREE MONTHS ENDED        YEAR ENDED
                                           DECEMBER 31,          DECEMBER 31,
                                      ----------------- ----------------------
                                         2002       2001       2002      2001
                                       -------    --------   --------   -------
                                                   (UNAUDITED)


SUMMARY OF OPERATIONS
Total Interest Income.............      $5,268      $5,645     $22,087    $23,465
Total Interest Expense ...........       2,547       2,974      10,708     12,783
   Net Interest Income............       2,721       2,671      11,379     10,683
Provision for Loan Loss...........        --          --          --         --
   Net Income after L.L. Provision       2,721       2,671      11,379     10,683
Total Noninterest Income..........         150         197         681        688
Total Noninterest Expense.........       3,117       1,703       9,039      6,676
   Net Income (Loss) before Income        (246)      1,165       3,020      4,695
   taxes..........................
Income Taxes......................         257         413       1,515      1,621
Net Income (Loss).................        (503)        752       1,505      3,073

PERFORMANCE RATIONS
Per Share-Basic ..................     $(0.106)     $0.158    $   0.32    $  0.64
Per Share-Diluted ................      (0.103)      0.155        0.31       0.63
Yield on Average Tangible assets..       (0.43)%      0.96%       0.49%      0.98%
Yield on Average tangible Equity..       (3.44)%      7.20%       3.89%      7.43%
Net Interest Margin...............        2.87        3.09        3.06       3.11
Efficiency Ratio..................       94.37%      53.73%      65.18%     53.66%

SHARE INFORMATION
Cash Dividends Declared ..........     $  0.14      $ 0.13       $0.56     $ 0.49
Book Value .......................      $10.52      $10.35      $10.52     $10.35
Tangible Book Value ..............        9.94        9.64        9.94       9.64
Avg. Diluted Shares ..............       4,882       4,863       4,861      4,860


SELECTED BALANCE SHEET DATA          DECEMBER 31, 2002    DECEMBER 31, 2001
                                        (UNAUDITED)          (UNAUDITED)
                                    ------------------- ----------------------

Total Assets......................             $392,624               $370,764
Loans, net........................              138,459                165,936
Mortgage-backed securities, net...              182,029                137,328
Other securities, net.............               28,169                 33,169
Goodwill..........................                2,865                  3,458
Deposits..........................              255,093                240,864
Borrowed Money ...................               84,282                 76,856
Shareholder equity................               51,455                 50,915

CAPITAL RATIOS
Total equity to total assets......                13.11%                 13.73%
Tangible equity to tangible assets                12.47%                 12.92%